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                                                            OMB APPROVAL
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--------                                            OMB Number:      3235-0104
 FORM 3                                             Expires: December 31, 2001
--------                                            Estimated average burden
                                                    hours per response.... 0.5
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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
                                              Statement                     Trading Symbol                      of Original
    Ansary     Hushang                        (Month/Day/Year)              National Oilwell, Inc. - NOI        (Month/Day/Year)
----------------------------------------                                 ------------------------------------
     (Last)     (First)     (Middle)               6/28/00               5. Relationship of Reporting        -----------------------
   c/o National Oilwell, Inc.              ----------------------------     Person(s) to Issuer              7. Individual or Joint/
   10000 Richmond Avenue                   3. I.R.S. Identification         (Check all applicable)              Group Filing (Check
----------------------------------------      Number of Reporting          X   Director       10% Owner         Applicable Line)
             (Street)                         Person, if an entity       -----           -----                   X  Form filed by
                                              (voluntary)                      Officer        Other (specify    --- One Reporting
     Houston      Texas        77042                                     -----           -----      below)          Person
--------------------------------------     ----------------------------  (give title below)                         Form filed by
      (City)      (State)      (Zip)                                                                            --- More than One
                                                                         ------------------------------             Reporting Person
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                                                                         TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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 Common Stock                                         4,993,213                       D
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 Common Stock                                         1,015,500                       I               Held by Daughter**
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 Common Stock                                           913,950                       I               Held by Son**
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 Common Stock                                           317,174                       I               Held by Ansary Family Trust**
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 Common Stock                                            54,160                       I               Held by Ansary Foundation**
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).
**Mr. Ansary disclaims beneficial ownership of these shares.

     Potential persons who are to respond to the collection of information                                                   (Over)
  contained in this form are not required to respond unless the form displays                                       sec 1473 (3-99)
                     a currently valid OMB control number.

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
FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
                                    Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Deriv-      (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      ative
                                    Year)                                             Deri-         Security:
                                                                                      vative        Direct
                                                                                      Security      (D) or
                                 -------------------------------------------------                  Indirect (I)
                                 Date      Expira-                       Amount or                  (Instr. 5)
                                 Exercis-  tion             Title        Number
                                 able      Date                          of Shares

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 Option                          6/28/00   11/13/07       Common Stock   406,200       $10.52          D
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Explanation of Responses:                                                              HUSHANG ANSARY

                                                                                     /s/ Hushang Ansary                June 27, 2000
**Intentional misstatements or omissions of facts constitute Federal Criminal        -------------------------------   -------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             **Signature of Reporting Person        Date

Note. File three copies of this Form, one of which must be manually signed.                                                   Page 2
      If space is insufficient, See Instruction 6 for procedure.                                                     SEC 1473 (3-99)

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Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.